EXHIBIT 99.1

First Financial Holdings, Inc. Announces Exercise of Underwriters' Over-Allotment Option in Connection With Public Offering of Common Stock

CHARLESTON, S.C., Oct. 9, 2009 (GLOBE NEWSWIRE) -- First Financial Holdings, Inc. ("First Financial" or the "Company") (Nasdaq:FFCH), the holding company for First Federal Savings and Loan Association of Charleston, announced today that the underwriters of its recent public offering of common stock have fully exercised their over-allotment option, resulting in the issuance of an additional 629,032 shares. The option was granted in connection with the public offering of 4,193,550 shares of common stock at a public offering price of $15.50 per share, which closed on September 29, 2009.

Including the over-allotment option, the net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be $9.1 million. Sandler O'Neill + Partners, L.P. served as sole book-running manager of the offering, and Keefe Bruyette & Woods, Scott & Stringfellow and FIG Partners were co-managers.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Offers will be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained from Sandler O'Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022 (800) 635-6859.

The Company is the holding company for First Federal Savings and Loan Association of Charleston, which operates 63 offices located in the Charleston metropolitan area, Horry, Georgetown, Florence and Beaufort counties in South Carolina and in Brunswick, New Hanover and Pender counties in coastal North Carolina offering banking and trust services. The Company also provides insurance and brokerage services through First Southeast Insurance Services, The Kimbrell Insurance Group and First Southeast Investor Services.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.

For additional information about First Financial, please visit our website at www.firstfinancialholdings.com or contact Dorothy B. Wright, Vice President-Investor Relations and Corporate Secretary, (843) 529-5931.

CONTACT:  First Financial Holdings, Inc.
          Dorothy B. Wright, Vice President-Investor Relations
           and Corporate Secretary
          (843) 729-7005
          (843) 529-5931
          dwright@firstfinancialholdings.com